Exhibit 4.1
EXECUTION VERSION

364-DAY CREDIT AGREEMENT
dated as of May 8, 2008
among
ILLINOIS TOOL WORKS INC.,
as Borrower
THE LENDERS PARTY HERETO,
and
UBS AG, STAMFORD BRANCH,
as Administrative Agent

UBS SECURITIES LLC,
as Arranger, Sole Book Running Manager, Documentation Agent and Syndication Agent

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i

(continued)

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ARTICLE XV COUNTERPARTS		66

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		66

16.1	CHOICE OF LAW	66
16.2	CONSENT TO JURISDICTION	67
16.3	WAIVER OF JURY TRIAL	67

v

SCHEDULES

SCHEDULE I	—	Payment Offices of the Administrative Agent

SCHEDULE II	—	Lenders’ Commitments
EXHIBITS

EXHIBIT A	—	Form of Note

EXHIBIT C	—	Assignment and Assumption Agreement

EXHIBIT C	—	Compliance Certificate

EXHIBIT D	—	Borrowing Notice

EXHIBIT E	—	Administrative Questionnaire

EXHIBIT F	—	Conversion/Continuation Notice

364-DAY CREDIT AGREEMENT
     This 364-Day Credit Agreement, dated as of May 8, 2008, is among Illinois Tool Works Inc., a Delaware corporation (the “Borrower”), the Lenders, and UBS AG, Stamford Branch, as Administrative Agent.
RECITALS
     WHEREAS, the Borrower wishes to acquire, through FNI Limited, a newly created indirect Wholly Owned Subsidiary of the Borrower organized under the laws of England and Wales with registered number 6580903 and whose registered office is at Rutland House, 148 Edmund Street, Birmingham B3 2JR (“Acquisition Sub”), Enodis plc, a public limited company organized under the laws of England and Wales with registered number 109849 and whose registered office is at ThePlace, 175 High Holborn, London WC1V 7AA (the “Target” and, together with its Subsidiaries, the “Target Group”), by way of, at the election of Acquisition Sub, a scheme of arrangement under Part 26 of the 2006 Act (the “Scheme”) or, in accordance with the terms of the Implementation Agreement, by way of an offer by or on behalf of Acquisition Sub to acquire the entire issued and to be issued share capital of Target (the “Offer”);
     WHEREAS, the Borrower has requested the Lenders to make term loans to it in the aggregate principal amount not in excess of £1,350,000,000 at any time and from time to time prior to the Termination Date;
     WHEREAS, the proceeds of the Loans are to be used in accordance with Section 6.2;
     WHEREAS, the Borrower will promptly contribute the proceeds of the Loans to Acquisition Sub for purposes of consummating the Offer or the Scheme, as the case may be, and any Refinancing; and
     WHEREAS, the Lenders are willing to extend such term loans on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement (including the recitals hereto), the following terms shall have the meanings specified below:
     “2006 Act” means the Companies Act of 2006 of England and Wales.
     “ABR”, when used in reference to any Loan or Advance, is used when such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “ABR Advance” means an Advance comprised of ABR Loans.
     “ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “Acquisition” means the acquisition by Acquisition Sub of the entire issued shares in Target pursuant to the Offer or the cancellation of shares in Target and the issue of new shares in Target pursuant to the Scheme, in each case together with all rights attaching thereto or exercisable in respect of any of them and including the acquisition of and any proposals made for any options over the share capital of the Target in accordance with Rule 15 of the Takeover Code.
     “Acquisition Commercial Paper” is defined in Section 6.2(a).
     “Acquisition Documents” means the Offer Documents or the Scheme Documents, as the case may be.
     “Acquisition Sub” is defined in the recitals hereto.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to (a) the LIBO Rate for such Eurodollar Advance in effect for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Eurodollar Advance for such Interest Period.
     “Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit E hereto.
     “Advance” means a borrowing hereunder by the Borrower (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, in the same Agreed Currency and for the same Interest Period.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Administrative Agent” means UBS AG, Stamford Branch, in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, reduced from time to time pursuant to the terms hereof. The Aggregate Commitment on the Effective Date is £1,350,000,000.

     “Agreed Currencies” means (a) Dollars and (b) Sterling.
     “Agreement” means this 364-Day Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Agreement Accounting Principles” means GAAP as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4.
     “Alternate Base Rate” means, for any day, a rate per annum (rounded upward if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Announcement Date” is defined in Section 4.1(c).
     “Applicable Margin” means, for any day, (a) with respect to each ABR Loan, a percentage rate per annum equal to 0%, and (b) with respect to each Eurodollar Loan, the percentage per annum set forth below opposite the rating (either express or implied) by S&P and Moody’s as of such day on the Borrower’s non-credit enhanced senior unsecured long-term debt (the “Debt Rating”):

Debt Rating (S&P and Moody’s)	Percentage
AA/AA3 or above	0.400%

A1/AA- or below	0.500%
     The Applicable Margin will be determined based upon the highest rating issued by S&P and Moody’s. If such highest ratings differ (i) by one rating, the higher of such ratings will apply to determine the Applicable Margin, (ii) by two ratings, the rating which falls between such ratings will apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating which is one level above the lower of such highest rating will apply to determine the Applicable Margin. If only one such rating is issued by S&P or Moody’s, the Applicable Margin will be determined by such rating. The Borrower shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Margin shall be effective on the date of the relevant change. Notwithstanding the foregoing, if the Borrower shall at any time fail to have in effect any such Debt Rating, the Borrower shall seek and obtain (if not already in effect), within thirty (30) days after such Debt

Rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Moody’s and/or S&P (or if neither Moody’s nor S&P issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Borrower and the Administrative Agent), and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided herein with respect to the Borrower’s Debt Rating (with the Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Margin in effect at the time the Debt Rating ceases to be in effect).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.
     “Arranger” means UBS Securities LLC, and its successors, in its capacity as Lead Arranger and Sole Book Running Manager.
     “Article” means an Article of this Agreement unless another document is specifically referenced.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchaser (with the consent of any party whose consent is required by Section 13.3, and accepted by the Administrative Agent), in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
     “Availability Period” means the period beginning on the Effective Date and ending on the Certain Funds Termination Date.
     “Base Rate” means, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” is defined in the preamble hereto.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” means a request by the Borrower in accordance with the terms of Section 2.2.3 and substantially in the form of Exhibit D hereto, or such other form as shall be approved by the Administrative Agent.

     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan or a Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar or Sterling deposits, respectively, in the London interbank market.
     “Capitalized Lease” means any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with Agreement Accounting Principles.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
     “Certain Funds Advance” means an Advance made or to be made during the Certain Funds Period where such Advance is to be made solely pursuant to Section 6.2(a); provided that a “Certain Funds Advance” shall not include an Advance made or to be made in connection with the backstop of any Acquisition Commercial Paper.
     “Certain Funds Default” is defined in Section 4.2(b).
     “Certain Funds Period” means the period commencing on the Effective Date and ending on (and including) the earliest to occur of (a) 30 days after the date on which the Scheme becomes effective or the Offer becomes (or is declared) wholly unconditional, as the case may be, in each case in accordance with the applicable Acquisition Documents, (b) 180 days after the Effective Date, (c) in the case of an Offer, the date falling ten Business Days after the date falling six weeks after the first date on which Acquisition Sub is entitled to give any notice pursuant to Section 979 of the 2006 Act, unless any holder of shares in the Target files, in accordance with the 2006 Act, an application under Section 986 of the 2006 Act in respect of the use by Acquisition Sub of the rights under Section 979 and 980 of the 2006 Act, in which case the Certain Funds Period shall be extended to the date on which such application has been disposed of and allowing for sufficient time thereafter for the shares in the Target of any such shareholder to be acquired and (d) the date on which any Mandatory Cancellation Event occurs (such earliest date, the “Certain Funds Termination Date”); provided that, notwithstanding the foregoing, if Acquisition Sub is entitled to give any notice pursuant to Section 979 of the 2006 Act at any time prior to the latest date provided for in clause (a) above then as of such prior date such clause (a) shall no longer apply for the purposes hereof.
     “Certain Funds Termination Date” is defined in the definition of “Certain Funds Period.”
     “Clean-Up Period” is defined in Article VII.
     “Change of Control” means, at any time, the Borrower ceases to beneficially own and control directly or indirectly 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Acquisition Sub.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     “Commitment” means (a) with respect to each Lender party hereto as of the Effective Date, the obligation of such Lender to make Loans not exceeding the amount set forth on Schedule II hereto, and (b) with respect to each Lender that becomes a Lender after the Effective Date, the obligation of such Lender to make Loans not exceeding the amount set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its commitment, in each case as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.2 or as otherwise modified from time to time pursuant to the terms hereof.
     “Computation Date” is defined in Section 2.1.2.
     “Consolidated Indebtedness” means, at any date as of which the same is to be determined, the Indebtedness of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date in accordance with Agreement Accounting Principles.
     “Consolidated Net Worth” means, at any date as of which the same is to be determined, the consolidated stockholders’ equity (exclusive of foreign currency translation adjustments) of the Borrower and its Consolidated Subsidiaries, determined in accordance with Agreement Accounting Principles.
     “Consolidated Subsidiary” means at any time any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such time in accordance with Agreement Accounting Principles, including, without limitation, Acquisition Sub and each Subsidiary of the Target Group.
     “Consolidated Tangible Net Worth” means, at any date as of which the same is to be determined, Consolidated Net Worth less Intangible Assets of the Borrower and its Consolidated Subsidiaries, determined in accordance with Agreement Accounting Principles. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining Consolidated Net Worth) of (a) any surplus resulting from any write-up (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2007 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, and (b) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.
     “Consolidated Total Capital” means, at any date as of which the same is to be determined, Consolidated Indebtedness plus consolidated stockholders’ equity (exclusive of foreign currency translation adjustments) of the Borrower and its Consolidated Subsidiaries, all determined as of such date in accordance with Agreement Accounting Principles.
     “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.2.4.
     “Current Shareholder Acceptances” means, at any date, the Shareholder Acceptances received by or on behalf of Acquisition Sub on or prior to such date to the extent that the Existing Target Shareholders in respect of such Shareholder Acceptances have not been paid on or prior to such date their proportionate share of the Target Acquisition Consideration based upon the Shareholder Acceptances of such Existing Target Shareholders.
     “Debt Issuance” shall mean the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness among the Borrower and its Subsidiaries and Acquisition Commercial Paper) on or after the Effective Date.
     “Debt Rating” is defined in the definition of “Applicable Margin.”
     “Default” means an event described in Article VII.
     “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Termination Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
     “Dollar Advances” means Advances denominated in Dollars.
     “Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the equivalent in Dollars of such amount if such currency is any currency other than Dollars, on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.1.2.
     “Dollars” and “$” shall mean the lawful currency of the United States of America.

     “Drawing” means each separate Loan that is made on each separate Borrowing Date.
     “Drawn Facility Fee” is defined in Section 2.5(c).
     “Effective Date” is defined in Section 4.1.
     “Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Issuance” shall mean, without duplication, (a) any issuance or sale by any Person after the Effective Date of any Equity Interests issued in the Borrower or any of its Subsidiaries (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase such Equity Interests to any other Person (other than the Borrower or any of its Subsidiaries) or (b) any contribution to the capital of the Borrower or any of its Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries); provided, however, that an Equity Issuance shall not include (i) any Preferred Stock Issuance or Debt Issuance, and (ii) any such sale or issuance by the Borrower or any of its Subsidiaries of not more than an aggregate amount of 5.0% of such Person’s Equity Interests (including such Person’s Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase such Person’s Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of the Borrower or any of its Subsidiaries.
     “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance comprised of Eurodollar Loans.
     “Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the Adjusted LIBO Rate applicable to such Interest Period, plus (b) the Applicable Margin.
     “Excess Amount” is defined in Section 2.10(c).

     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated, organized or resident for tax purposes or (b) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Existing Indebtedness” means any Indebtedness of the Target existing at the time of the consummation of the Acquisition and not created in contemplation thereof.
     “Existing Target Shareholders” means, collectively, each Person that owns shares in the Target (or has any rights attaching thereto or exercisable in respect of any of the them) at or prior to the time at which the Acquisition occurs in accordance with the Acquisition Documents; provided that “Existing Target Shareholders” shall not include Acquisition Sub and its Affiliates other than for purposes of Sections 4.2(g) and 6.12(a).
     “Exhibit” refers to an Exhibit to this Agreement, unless another document is specifically referenced.
     “Facility Fee” is defined in Section 2.5(a)(i).
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain senior unsecured bridge facility syndication and fee letter dated May 8, 2008 by and between the Borrower, the Arranger and the Administrative Agent, as it may be amended, restated, supplemented or otherwise modified at any time.
     “Financial Officer” means the Vice President and Controller, Financial Reporting, the Vice President and Treasurer or such other officer of the Borrower as may be designated by the Borrower from time to time.
     “Financial Subsidiary” means any Subsidiary the primary business of which is investing in financial assets, including, without limitation, each of Cumberland Leasing Co., GMIMCO Investment, ITW Aircraft Investment Inc., ITW Mortgage Investments II, Inc., ITW Mortgage Investments III, Inc., ITW Mortgage Investments IV, Inc., ITW Residuals III L.L.C., ITW Residuals IV L.L.C., Odesign, Inc. and PT2 Holdings Inc.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means, (a) in respect of the Borrower and its Subsidiaries on a consolidated basis, generally accepted accounting principles in the United States applied on a consistent basis and, (b) in respect of any Subsidiary of the Borrower, generally accepted accounting principles in the jurisdiction of incorporation or formation, as applicable, of such Subsidiary applied on a consistent basis, and (c) in respect of the Target Group and the financial statements of the Target Group set forth in Section 5.4, the International Financial Reporting Standards.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranty” of any Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of such Person under or in relation to any Letter of Credit, but shall exclude endorsements for collection or deposit in the ordinary course of business.
     “Implementation Agreement” means the agreement between the Borrower and the Target in relation to the implementation of the Scheme executed by the parties thereto on or before the Announcement Date.
     “Indebtedness” means, with respect to the Borrower and each Subsidiary of the Borrower, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, and (vi) obligations for which such Person is obligated pursuant to a Guaranty (excluding any Guaranties of obligations included in (i) through (v) above).
     “Initial Backstop Date” means the first date that the Commitments are used in accordance with Section 6.2(a) to backstop any Acquisition Commercial Paper.
     “Initial Funding Date” means the date of the initial funding hereunder pursuant to Section 4.2 hereof.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Advance of which such Loan is a part, in the case of a Eurodollar Loan with an

Interest Period of three months’ or less duration and, in the case of a Eurodollar Loan with an
Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means, with respect to a Eurodollar Advance or a Eurodollar Loan, a period of one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Lenders” means (a) the lending institutions listed on the signature pages of this Agreement on the Effective Date and (b) any lending institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such lending institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.
     “Lending Installation” means any office, branch or subsidiary of a Lender or the Administrative Agent.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “LIBO Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in the relevant Agreed Currency with a term comparable to such Interest Period that appears on the Reuters British Bankers Association Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reuters British Bankers Association Interest Settlement Rates Page, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Advances comprising part of the same Loan, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in the relevant Agreed Currency at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Advance to be outstanding during such Interest Period. “Reuters British Bankers Association Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Agreed Currency deposits are offered by leading banks in the London interbank deposit market).
     “Lien” means any lien (statutory or other), mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II. Each Loan denominated in Dollars shall be either an ABR Loan or a Eurodollar Loan and each Loan denominated in Sterling shall be a Eurodollar Loan.
     “Loan Documents” means this Agreement, each Borrowing Notice, the Fee Letter and any Notes issued pursuant to Section 2.11.
     “Mandatory Cancellation Event” means the existence or occurrence of any of the following conditions or events:
     (a) the Offer lapses or is withdrawn by Acquisition Sub or the Scheme lapses, is withdrawn by Acquisition Sub or is rejected by the High Court of England and Wales, as the case may be, save that for the avoidance of doubt, a Mandatory Cancellation Event shall not be deemed to have occurred where the Acquisition is switched to be made by way of Offer in accordance with the terms of the Implementation Agreement; or
     (b) the Press Release is not issued on or prior to the date falling five Business Days following the Effective Date; or
     (c) in the case of an Offer, the Offer does not become or is not declared unconditional in all respects on or prior to the date that is 81 days after the date on which the Offer Document is posted (or such later day as may be agreed between Acquisition Sub and the UK Takeover Panel (in consultation with the Administrative Agent)); or
     (d) the Offer Document or the Scheme Document, as applicable, is not posted on or prior to the date that is 28 days after the Announcement Date (or such later day as may be agreed between Acquisition Sub and the UK Takeover Panel (in consultation with the Administrative Agent).
     “Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), or results of operations, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
     “Material Subsidiary” means, at any time, (a) Acquisition Sub and (b) any other Subsidiary of the Borrower which as of such time has assets in excess of $50,000,000 (or the Approximate Equivalent Amount thereof denominated in Sterling).

     “Moody’s” means Moody’s Investor Services, Inc.
     “Net Cash Proceeds” shall mean with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by the Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses reasonably incurred in connection therewith and payable to Persons who are not Subsidiaries of the Borrower.
     “Non-Certain Funds Advance” means an Advance made or to be made at any time where such Advance (i) is made or to be made pursuant to Section 6.2(a) (solely in connection with the backstop of Acquisition Commercial Paper) or Section 6.2(b) or (ii) is a conversion or a continuation by the Borrower of a currently outstanding Advance in accordance with Section 2.2.4.
     “Non-U.S. Lender” is defined in Section 3.5(d).
     “Note” means any promissory note issued at the request of a Lender pursuant to Section 2.11(c) substantially in the form of Exhibit A hereto.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.
     “Offer” is defined in the recitals hereto (including for the avoidance of doubt, where the Acquisition is switched to be made by way of takeover offer in accordance with the terms of the Implementation Agreement).
     “Offer Commercial Paper” is defined in Section 6.2(a).
     “Offer Document” means the document to be dispatched to shareholders of the Target setting out the Offer.
     “Offer Documents” means, collectively, the Offer Document, the Press Release, the Receiving Agent Agreement and any other documents dispatched to the shareholders of and option holders in the Target in relation to the Offer by or on behalf of Acquisition Sub.
     “Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
     “Original Currency” is defined in Section 2.10(b).
     “Other Taxes” is defined in Section 3.5(b).

     “Participants” is defined in Section 13.2.1.
     “Patriot Act” is defined in Section 4.1(a)(iv).
     “Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Payment Office” for such currency in Schedule I hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrower and each Lender as its Payment Office.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
     “Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Effective Date.
     “Preferred Stock Issuance” means the issuance or sale by the Borrower or any of its Subsidiaries of any Preferred Stock to any Person (other than the Borrower or any of its Subsidiaries) after the Effective Date.
     “Press Release” is defined in Section 4.1(c).
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers” is defined in Section 13.3.1.
     “Receiving Agent Agreement” means the agreement between the receiving agent appointed in respect of the Offer and Acquisition Sub in relation to, inter alia, the receipt and settlement of acceptances under the Offer.
     “Refinancing” means, solely in connection with the Acquisition, the repayment in full, the termination of any commitment to make extensions of credit under and the release of any Guaranties and Liens in respect of any or all of the outstanding Existing Indebtedness.
     “Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

     “Regulations U and X” means Regulations U and X of the Board as from time to time in effect and any successor or other regulations or official interpretations of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Rentals” means and includes all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called, “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Reports” is defined in Section 10.6(a).
     “Required Lenders” means Lenders in the aggregate having at least 51% of the sum of all Loans outstanding and all unused Aggregate Commitments.
     “Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
     “Reservations” means any general principles, reservations or qualifications which are set out as qualifications as to matters of law in any legal opinion delivered to the Administrative Agent pursuant to this Agreement.
     “S&P” means Standard & Poor’s Rating Service, a division of The McGraw Hill Corporation.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Scheme” means a scheme of arrangement under Part 26 of the 2006 Act proposed by the Target to its shareholders pursuant to which Acquisition Sub shall become the holder of all the issued share capital of the Target which is subject to the scheme of arrangement.
     “Scheme Circular” means a circular to the shareholders of the Target, issued, or to be issued, by the Target setting out the proposals for the Scheme.

     “Scheme Commercial Paper” is defined in Section 6.2(a).
     “Scheme Documents” means the Press Release, the Scheme Circular, the Scheme Resolutions, the Implementation Agreement and any other document issued by or on behalf of the Target to its shareholders and option holders in respect of the Scheme.
     “Scheme Resolutions” means the resolutions referred to and in the form set out in the Scheme Circular.
     “Section” means a numbered Section of this Agreement, unless another document is specifically referenced.
     “Shareholder Acceptances” means, at any date, the number of shares of the Target held by Existing Target Shareholders that have accepted the Offer pursuant to and in accordance with the Offer Documents as of such date.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Sterling” and “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
     “Sterling Advances” means Advances denominated in Sterling.
     “Sterling Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Sterling or (b) the equivalent in Sterling of such amount if such currency is any currency other than Sterling, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.1.2.
     “Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
     “Target” is defined in the recitals hereto.
     “Target Acquisition Consideration” means the cash consideration for the Acquisition to be paid by Acquisition Sub to the Existing Target Shareholders pursuant to and in accordance with the Offer Documents and any consideration payable to holders of options over the share capital of the Target under Rule 15 of the UK Takeover Code.
     “Target Group” is defined in the recitals hereto.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing (including penalties and interest related thereto), but excluding Excluded Taxes and Other Taxes.
     “Termination Date” means May 7, 2009 or any earlier date on which the Aggregate Commitment is terminated and the Obligations of the Borrower become due and payable pursuant to the terms hereof.
     “Ticking Fee” is defined in Section 2.5(a)(ii).
     “Transaction” means, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the announcement of the Offer or Scheme, as applicable; (b) the consummation of the Acquisition pursuant to the Acquisition Documents; (c) the execution, delivery and performance of the Loan Documents and the initial borrowings under this Agreement; (d) the Refinancing; and (e) the payment of all fees and expenses to be paid and owing in connection with the foregoing.
     “Transaction Documents” means the Loan Documents and the Acquisition Documents.
     “Transferee” is defined in Section 13.4.
     “Type” means, with respect to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate, or is denominated in Dollars or Sterling.
     “UBSS” means UBS Securities LLC.

     “UK Takeover Code” means the City Code on Takeovers and Mergers, as amended from time to time.
     “UK Takeover Panel” means the Panel on Takeovers and Mergers of England and Wales and includes the executive of the Takeover Panel and its appeals committee.
     “UK Pension Plan” means the Berisford (1948) Pension Scheme.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Wholly-Owned,” when used in connection with any Subsidiary means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “repay” (or any derivation form thereof) shall be construed to include the provision of cash cover in respect of contingent facility liabilities and “prepay” (or, as the case may be, the corresponding derivative form thereof) shall, in respect of such facility liabilities, include the discharge thereof.

     1.3 Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II
THE CREDITS
     2.1 The Facility.
          2.1.1 Description of Facility. The Lenders grant to the Borrower a delayed draw term loan facility pursuant to which, and upon the terms and subject to the conditions herein set forth, each Lender severally agrees to make during the Availability Period multiple Loans in Agreed Currencies to the Borrower in accordance with Section 2.2; provided that there shall be no more than ten (10) Drawings hereunder.
          2.1.2 Amount of Facility. In no event may the Sterling Amount of the aggregate principal amount of all outstanding Advances to the Borrower exceed the Aggregate Commitment. The Commitments may be terminated or reduced from time to time pursuant to Section 2.5(b) or Section 8.1. The Administrative Agent will determine the Sterling Amount of:
     (a) each Advance as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and
     (b) all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Sterling Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Advance for which a Sterling Amount is determined on or as of such day. If at any time the Sterling Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Sterling, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrower shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.
          2.1.3 Availability of Facility. Subject to the terms of this Agreement, the facility is available during the Availability Period and the Borrower may borrow at any time prior to the last day of the Availability Period. The Commitments to lend hereunder shall expire on the last day of the Availability Period. Amounts paid or prepaid may not be reborrowed.
          2.1.4 Repayment of Facility. All unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

          2.1.5 Reserved.
     2.2 Advances.
          2.2.1 Advances. Each Advance hereunder shall consist of Loans made to the Borrower from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.
          2.2.2 Types of Advances. The Dollar Advances may be ABR Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2.3. The Sterling Advances may be Eurodollar Advances.
          2.2.3 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period and Agreed Currency applicable thereto from time to time. ABR Advances may only be denominated in Dollars. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”), not later than 10:00 a.m. (Chicago time) (i) on the Borrowing Date of each ABR Advance, (ii) three Business Days before the Borrowing Date for each Eurodollar Advance denominated in Dollars and (iii) four Business Days before the Borrowing Date for each Eurodollar Advance denominated in Sterling. A Borrowing Notice shall specify:
     (a) the Borrowing Date, which shall be a Business Day, of such Advance,
     (b) the aggregate amount of such Advance,
     (c) the Type of Advance selected; provided that the Borrower shall not be entitled to request any Advance that, if made, would result in more than twelve Eurodollar Advances outstanding hereunder at any one time, and Eurodollar Advances having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Advances, and
     (d) in the case of each Eurodollar Advance, the Interest Period and Agreed Currency applicable thereto (which Interest Period may not end after the Termination Date).
          2.2.4 Conversion and Continuation of Outstanding Advances. ABR Advances shall continue as ABR Advances unless and until such ABR Advances are either converted into Eurodollar Advances in accordance with this Section 2.2.4 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time:
     (a) such Eurodollar Advance denominated in Dollars shall be automatically converted into an ABR Advance unless (i) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (ii) the Borrower to which such Eurodollar Advance was made shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period; and

     (b) such Eurodollar Advance denominated in Sterling shall be automatically continued as a Eurodollar Advance in Sterling with an interest period of one month unless (i) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (ii) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.
Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an ABR Advance made to the Borrower into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit F hereto (a “Conversion/Continuation Notice”) of each conversion of an ABR Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation of a Eurodollar Advance denominated in Dollars and four Business Days prior to the date of the requested conversion or continuation of a Eurodollar Advance denominated in Sterling, specifying:
     (x) the requested date which shall be a Business Day, of such conversion or continuation,
     (y) the aggregate amount and Type of the Advance which is to be converted or continued, and
     (z) the amount of such Advance(s) which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Advance and the Agreed Currency applicable thereto (which must end on or prior to the Termination Date).
Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to an ABR Advance at the end of the Interest Period applicable thereto. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than twelve separate Advances consisting of Eurodollar Advances outstanding hereunder at any one time and Advances having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Advances.
     2.3 Reserved.
     2.4 Method of Borrowing. Not later than noon (New York City time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article XIV if such Loan is denominated in Dollars. Not later than 2:00 p.m. (London, England time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds as may then be customary for the settlement of international transactions in Sterling in the Administrative Agent’s Payment Office to the Administrative Agent at its address specified pursuant to Article XIV if such Loan is denominated in Sterling. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
     2.5 Facility Fee; Ticking Fee; Reduction of Aggregate Commitment; Drawn Facility Fees; Administrative Agent Fees.
     (a) Facility Fee and Ticking Fee.
     (i) The Borrower hereby agrees to pay to the Administrative Agent for the account of the Lenders, ratably in proportion to their Commitments, a facility fee (the “Facility Fee”) in an amount equal to 0.10% per annum of the full amount of the Aggregate Commitments during the period from the Certain Funds Termination Date through and until the Termination Date. The Facility Fee shall be computed on the basis of the actual number of days elapsed from the Certain Funds Termination Date, as applicable, over a 360-day year and shall be due and payable in cash quarterly in arrears, with any remaining accrued and unpaid amounts due and payable in full on the Termination Date.
     (ii) Ticking Fee. The Borrower hereby agrees to pay to the Administrative Agent for the account of the Lenders, ratably in proportion to their Commitments, a ticking fee (the “Ticking Fee”) in an amount equal to 0.30% per annum of the full amount of the Aggregate Commitments during the period from the Effective Date through and until the Certain Funds Termination Date. The Ticking Fee shall be computed on the basis of the actual number of days elapsed from the Effective Date over a 360-day year and shall be due and payable in cash quarterly in arrears, with any remaining accrued and unpaid amounts due and payable in full on the Certain Funds Termination Date.
     (b) Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in a minimum aggregate amount of $25,000,000 and in integral multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amount if denominated in Sterling), ratably among the Lenders, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Sterling Amount of the outstanding Advances as of such date. All accrued Facility Fees, Ticking Fees and Drawn Facility Fees shall be payable on the effective date of any permanent reduction of the Aggregate Commitment and/or termination of the obligations of the Lenders to make Loans hereunder and on the final date upon which all Loans are repaid hereunder. The Aggregate Commitment once reduced as provided in this Section 2.5(b) may not be reinstated. If (i) any Lender notifies the Borrower in accordance with Section 3.5(c), or (ii) the Borrower reasonably determines that it is or will be required to make any additional payment to any Lender under Section 3.1 or 3.2, then the Borrower may, at any time thereafter (provided that no Default or Unmatured Default then exists and no satisfactory solution has been reached pursuant to Section 3.6) and by not less than five Business Days’ prior written notice to the Administrative Agent, cancel such Lender’s

Commitment, whereupon such Lender shall cease to be obliged to make further Loans hereunder and its Commitment shall be reduced to zero. Upon termination of such Lender’s Commitment, the Borrower shall, subject to the last sentence of this Section 2.5(b), pay all outstanding Obligations owing to such Lender. Any notice of cancellation given pursuant to this Section 2.5(b) shall be irrevocable and shall specify the date upon which such cancellation is to take effect. Notwithstanding any such cancellation, the obligations of the Borrower under Sections 3.1, 3.2 and 10.6 shall survive any such cancellation and be enforceable by such Lender. In any case described in clauses (b)(i) and (b)(ii) above in which the Borrower has the right to cancel a Lender’s Commitment, the Borrower may, in connection with such cancellation, arrange for a sale (at par) of such Commitment and all outstanding Loans held by such Lender pursuant to the terms of Section 13.3 and such Lender will promptly enter into any such sale arranged by the Borrower.
     (c) Drawn Facility Fees. The Borrower hereby agrees to pay to the Administrative Agent for the account of the Lenders, ratably in proportion to the Loans and/or Commitments outstanding on each date referred to below, a fee (each, a “Drawn Facility Fee”), (i) in an amount equal to 0.15% of the aggregate amount of the Loans and/or Commitments outstanding on the date that is 90 days after the Certain Funds Termination Date, payable in full on such date, and (ii) in an amount equal to 0.075% of the aggregate amount of the Loans and/or Commitments outstanding on the date that is 180 days after the Certain Funds Termination Date, payable in full on such Date. Each Drawn Facility Fee shall be due and payable in cash on the dates specified in the preceding sentence, with any remaining accrued and unpaid amounts due and payable in full on the Termination Date.
     (d) Administrative Agent Fees. The Borrower hereby agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (e) Other Fees. The Borrower hereby agrees to pay to the Administrative Agent, for its own account, the other fees set forth in the Fee Letter in accordance with the terms of the Fee Letter.
     2.6 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars); provided, however, that any Advance may be in the amount of the unused Aggregate Commitment.
     2.7 Optional and Mandatory Payments of Loans. (a) Optional Prepayments. The Borrower may from time to time pay, without penalty or premium, all outstanding ABR Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding ABR Advances, upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent. Each such notice shall be irrevocable.
     (b) Debt Issuance or Preferred Stock Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by the Borrower or any of its Subsidiaries, (i) if such Debt Issuance or Preferred Stock Issuance is made during the Availability Period and the proceeds thereof are used to finance, in the case of an Offer, the Target Acquisition Consideration and, in the case of a Scheme, the consideration payable by the Borrower pursuant to the Scheme Documents, the Aggregate Commitment outstanding on such date shall be automatically and permanently reduced in an aggregate amount equal to 100% of such Net Cash Proceeds, such reduction to be allocated among the Lenders pro rata based on the amount of each such Lender’s Commitment outstanding on such date and (ii) at all times, the proceeds thereof are not used to finance, in the case of an Offer, the Target Acquisition Consideration and, in the case of a Scheme, the consideration payable by the Borrower pursuant to the Scheme Document, the Borrower shall make prepayments in accordance with Section 2.10 in an aggregate amount equal to 100% of such Net Cash Proceeds.
     (c) Equity Issuance. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance by the Borrower or any of its Subsidiaries, (i) if such Equity Issuance is made during the Availability Period and the proceeds thereof are used to finance, in the case of an Offer, the Target Acquisition Consideration and, in the case of a Scheme, the consideration payable by the Borrower pursuant to the Scheme Documents the Aggregate Commitment outstanding on such date shall be automatically and permanently reduced in an aggregate amount equal to 100% of such Net Cash Proceeds, such reduction to be allocated among the Lenders pro rata based on the amount of each such Lender’s Commitment outstanding on such date and (ii) at all times, the proceeds thereof are not used to finance, in the case of an Offer, the Target Acquisition Consideration and, in the case of a Scheme, the consideration payable by the Borrower pursuant to the Scheme Document, the Borrower shall make prepayments in accordance with Sections 2.10 in an aggregate amount equal to 100% of such Net Cash Proceeds.
     2.8 Interest Rate, etc. Subject to the provisions of Section 2.9, each ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Loan into an ABR Advance pursuant to Section 2.2.4, to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2.4 hereof, at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Margin. Changes in the rate of interest on that portion of any Advance maintained as an ABR Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate. No Interest Period may end after the Termination Date.
     2.9 Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.8 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.8 (in either case, the “Default Rate”) and in each case payable on demand.
     2.10 Method of Payment. (a) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at (i) with respect to ABR Loans and Eurodollar Loans denominated in Dollars, its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (ii) with respect to Eurodollar Loans denominated in Sterling, in the funds received from the Borrower at the address of the Administrative Agent’s Payment Office for Sterling.
     (b) Notwithstanding the foregoing provisions of this Section 2.10, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.10(b), the commencement of the third stage of European Economic and Monetary Union shall not constitute the imposition of currency control or exchange regulations. In relation to the payment of any amount denominated in Sterling, Administrative Agent shall not be liable to the Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Administrative Agent if Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Sterling) to the account with the bank in the principal financial center in the Participating Member State which the Borrower or, as the case may be, any Lender shall have specified for such purpose. In this 2.10(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Sterling. Furthermore, and without limiting the foregoing, Administrative Agent shall not be liable to the Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).
     (c) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.4.
     (d) The Borrower shall notify the Administrative Agent by written notice of any prepayment under Section 2.7(b) and Section 2.7(c) (i) in the case of prepayment of a Eurodollar Advance, not later than 10:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Advance, not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Advance or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an optional prepayment of the same Type as provided in Section 2.10(a), except as necessary to apply fully the required amount of the prepayment. Each prepayment of an Advance shall be applied ratably to the Loans included in the prepaid Advance and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.8.
     2.11 Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made to the Borrower hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (d) Any Lender may request that its Loans be evidenced by Notes. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note, payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by a Note payable to the order of the payee named therein, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.
     2.12 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances, and transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by a Financial Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.13 Interest Payment Dates; Interest and Fee Basis. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date commencing with the first such date to occur after the date hereof for such Loan; provided that (i) interest accrued pursuant to Section 2.9 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, whether by acceleration or otherwise, and at maturity, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest accrued on that portion of the outstanding principal amount of any ABR Advance converted into a Eurodollar Advance on a day other than an Interest Payment Date shall be payable on the day of conversion. Interest on Dollar denominated Eurodollar Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on

Eurodollar Loans denominated in Sterling shall be calculated for actual days elapsed on the basis of a 365-day year or 366-day year, as the case may be. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.14 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.15 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.16 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.17 Reserved.
     2.18 Reserved.
     2.19 Reserved.

     2.20 Reserved.
     2.21 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be as quoted by the Administrative Agent (or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures, purchase the specified currency with such other currency. If the amount of the specified currency so purchased (after deducting any premium and costs payable in connection with the purchase of the specified currency) is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 13.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
     2.22 Certain Funds. During the Certain Funds Period (except in circumstances where, pursuant to Section 4.2, a Lender is not obliged to make a Certain Funds Advance), no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):
     (a) cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Advance;
     (b) rescind, terminate or cancel this Agreement or any of the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Advance;
     (c) refuse to participate in the making of a Certain Funds Advance;
     (d) exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit the making of a Certain Funds Advance; or
     (e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Certain Funds Advance;

     provided that immediately upon the Certain Funds Termination Date all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans, or
     (b) imposes or increases or deems applicable any reserve, compulsory loan, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or
     (c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender, or
     (d) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or commitment or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans or commitment, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or commitment held or interest received by, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     3.2 Changes in Capital Adequacy Regulations. If a Lender (in good faith, but in its sole absolute discretion) determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the

Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3 Availability of Types of Advances. If (a) any Lender determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall, in the case of clause (a) above, suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to ABR Advances, subject to the payment of any funding indemnification amounts required by Section 3.4, and, in the case of clause (b) above, suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to ABR Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     3.5 Taxes.
     (a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may

be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
     (c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender as a result of its Commitment, and Loans made by it hereunder, or otherwise in connection with its participation in this Agreement, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (d) Not more than ten Business Days after the date of this Agreement, (i) each Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (each a “Non-U.S. Lender”) agrees that it will deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding, or at a reduced rate of, of any United States federal income tax, and (ii) each Lender agrees that it will deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of, or at a reduced rate of, any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes. If a Non-U.S. Lender provides a form that merely reduces the rate of taxation, the Lender shall not be entitled to indemnification under this Section 3.5 except to the extent that as a result of a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided, the rate of taxation has increased from such date.
     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any non-U.S. relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, promptly following receipt of such documentation from the Borrower and provided that such Lender is legally entitled to do so.
     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     3.6 Mitigation of Additional Costs or Adverse Circumstances. If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:
     (a) an increase in the liability of the Borrower to such Lender under Section 3.1, 3.2 or 3.5 or

     (b) the unavailability of a Type of Loan under Section 3.3;
then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations under any of the clauses referred to above in this Section 3.6, such Lender shall promptly upon becoming aware of the same notify the Administrative Agent thereof and shall, in consultation with the Administrative Agent and the Borrower and to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, (i) the transfer of its Loans to a Lending Installation in another jurisdiction, (ii) the assignment of its rights and obligations hereunder to another bank or other entity willing to participate in this facility or (iii) the restructure of its participation in this facility in a manner which will avoid the event in question and on terms mutually acceptable to such Lender, the Administrative Agent and the Borrower). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the Borrower to mitigate the effect of the circumstances in question, such Lender shall be obliged, at the request of the Borrower, to assign all its rights and obligations hereunder to another bank or other entity nominated by the Borrower with the approval of the Administrative Agent and willing to participate in the facility in place of such Lender; provided that such other bank or entity satisfies all of the requirements of this Agreement including, but not limited to, providing the forms required by Sections 3.5(d) and 13.3.2. Notwithstanding any such assignment, the obligations of the Borrower under Sections 3.1, 3.2, 3.5 and 10.6 shall survive any such assignment and be enforceable by such Lender.
     3.7 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding any contrary provision of this Article III, the Borrower shall not be required to make any payments to any Lender pursuant to Sections 3.1 or 3.2 with respect to periods of time more than 90 days prior to the date upon which such Lender’s written statement in accordance with the terms of this Section 3.7 is first delivered to the Borrower.

ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 8.2:
     (a) The Administrative Agent shall have received duly executed counterparts of this Agreement, together with any Schedules hereto, and the Fee Letter and the following documents, certificates or written statements, each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing of the Borrower as of a recent date, both certified by the appropriate governmental officer in the Borrower’s jurisdiction of incorporation or formation, as applicable.
     (ii) Copies, certified by the Secretary or Assistant Secretary, of the Borrower’s by-laws and of the Borrower’s Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.
     (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower as of the Effective Date, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.
     (iv) Sufficiently in advance of the Effective Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), including the information described in Section 10.14.
     (b) Written opinion of Ropes & Gray LLP, special New York counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders and each of their permitted assigns, in form and substance reasonably satisfactory to the Administrative Agent.
     (c) A copy, certified by a Financial Officer of the Borrower, of the press release (the “Press Release”) announcing Acquisition Sub’s firm intention to make the Offer or effect the Scheme, as applicable, and setting forth the material terms and conditions thereof (the date of issuance of the Press Release, the “Announcement Date”), in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall confirm in writing to the Borrower as soon as reasonably practicable when the foregoing requirements are satisfied.
     4.2 Credit Extensions During Certain Funds Period. No Lender shall be required to make any Certain Funds Advance during the Certain Funds Period (including, without limitation, the initial Advance hereunder), unless (x) the conditions to the Effective Date are satisfied in accordance with Section 4.1 and (y) the following conditions are satisfied, or waived in accordance with Section 8.2, on the applicable Borrowing Date:
     (a) The Administrative Agent shall have received a certificate, signed by the Financial Officer of the Borrower, stating that the representations and warranties contained in Sections 5.1 (other than, solely in respect of the Borrower, clause (b) thereof), 5.2 and 5.3, in each case solely as they relate to the Borrower and Acquisition Sub (unless otherwise expressly stated herein), shall be true and correct in all material respects on and as of the applicable Borrowing Date;
     (b) The Administrative Agent shall have received a certificate, signed by the Financial Officer of the Borrower, stating that on and as of the applicable Borrowing Date no event shall have occurred and be continuing or would result from the consummation of the applicable Advance or from the application of the proceeds therefrom that would constitute a Default under Sections 7.1 (in relation to the representations and warranties contained in Sections 5.1 (other than, solely in respect of the Borrower, clause (b) thereof), 5.2 and 5.3), 7.2, 7.3 (in relation to the covenants contained in Sections 6.2, 6.3 (solely in relation to a Certain Funds Default), 6.4 (other than, solely in respect of the Borrower, clause (b) thereof), 6.7, 6.9, 6.10, 6.12, 6.13, 6.16 and 6.19), 7.6, 7.7, and 7.12 through 7.14 (in each case solely as they relate to the Borrower and Acquisition Sub unless otherwise expressly stated herein) (each, a “Certain Funds Default”);
     (c) The Administrative Agent shall have received a copy, certified by a Financial Officer of the Borrower, of each of the Offer Documents (other than the Press Release) or Scheme Documents (other than the Press Release), as applicable, in a form which to the extent possible is consistent in all material respects with the Press Release, with the conditions and terms of the Offer or Scheme, as applicable, being set out in the Press Release;
     (d) The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.2.3 hereto;
     (e) In the case of an Offer, substantially contemporaneously with the Certain Funds Advance, the payment of the Current Shareholder Acceptances shall be consummated in accordance with the terms of the Offer Documents in all material respects and shall otherwise be in material compliance with all Requirements of Law;
     (f) In the case of a Scheme, substantially contemporaneously with the Certain Funds Advance, the payment of the consideration payable to the shareholders of the Target shall be consummated in accordance with the terms of the Scheme Documents in all material respects and shall otherwise be in material compliance with all Requirements of Law;
     (g) In the case of an Offer, the Offer shall have been declared or shall have become unconditional in all respects following Shareholder Acceptances having been received and not withdrawn in respect of more than 75% of the Target shares to which the Offer relates (or such lower percentage in excess of 50% as the Administrative Agent (acting on the instructions of all the Lenders) may otherwise agree);
     (h) In the case of a Scheme, the High Court of England and Wales has sanctioned the Scheme and the relevant order or orders of the High Court of England and Wales has been duly delivered to the Registrar of Companies in England and Wales for registration;
     (i) Any waiting periods (and any extension thereof) applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated and, in the case of an Offer or Scheme, as applicable, the EC shall not have initiated proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 in relation to the Offer or Scheme, as applicable, nor shall the EC or any other competent governmental authority have made a referral to the U.K. Competition Commission before (x) in the case of an Offer on the later of (i) the date on which the Offer becomes or has been declared unconditional as to acceptances and (ii) the first closing date of the Offer or (y) in the case of a Scheme, the date of the shareholder meetings (as defined in the UK Takeover Code);
     (j) As of the applicable Borrowing Date, (i) no order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it and (ii) no injunction or other restraining order shall have been issued with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the making of Loans hereunder; and
     (k) All fees and expenses required to be paid on or before the applicable Borrowing Date shall have been, or contemporaneously will be, paid in full in cash.
Each Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) — (k) have been satisfied.
     4.3 Extensions of Credit that are Non-Certain Funds Advances. No Lender shall be required to make any Non-Certain Funds Advance, unless the following conditions are satisfied, or waived in accordance with Section 8.2, on the applicable Borrowing Date:
     (a) No event shall have occurred and be continuing or would result from the consummation of the applicable Advance or from the application of the proceeds therefrom that would constitute a Default or an Unmatured Default on and as of the applicable Borrowing Date;

     (b) The representations and warranties contained in the Loan Documents are true and correct in all material respects as of the applicable Borrowing Date (except for the representations and warranties set forth in Sections 5.5 and 5.7, which relate solely to, and were true and correct in all material respects as of, the Effective Date, and such other representations and warranties which expressly relate solely to, and were true and correct in all material respects as of, an earlier date);
     (c) The Administrative Agent has received a Borrowing Notice in accordance with Section 2.2.3 hereto;
     (d) As of the applicable Borrowing Date, (i) no order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it and (ii) no injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder;
     (e) All legal matters incident to the making of such Loan shall be reasonably satisfactory to the Lenders;
     (f) All fees and expenses required to be paid on or before the applicable Borrowing Date shall have been, or contemporaneously will be, paid in full in cash; and
          (g) Solely in the case of the Refinancing, the Administrative Agent shall have received evidence reasonably satisfactory to it that on the applicable Borrowing Date the Existing Indebtedness identified by the Borrower to the Administrative Agent as being Refinanced on such date shall have been or will on such Borrowing Date be repaid in full, any commitment to make extensions of credit thereunder shall have been or will on such Borrowing Date be terminated, and any Guaranties or Liens in respect thereof shall have been will on such Borrowing Date be released.
Each Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.3(a) — (g) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     In order to induce the Administrative Agent and the Lenders to enter into this Agreement on the Effective Date and to make each Advance to be made hereunder on each applicable Borrowing Date, the Borrower represents and warrants to the Administrative Agent and Lenders, on the Effective Date and on each Borrowing Date by reference to the facts and circumstances existing on such dates, that the following statements are true and correct:
     5.1 Corporate Existence and Standing. Each of the Borrower and each Material Subsidiary (a) is a corporation duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     5.2 Authorization and Validity. Each of the Borrower and Acquisition Sub has the corporate power and authority and legal right to execute and deliver the Transaction Documents to which it is party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and Acquisition Sub of the Transaction Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Transaction Documents constitute legal, valid and binding obligations of the Borrower and Acquisition Sub, as applicable, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower and Acquisition Sub of the Transaction Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Material Subsidiary or the Borrower’s or any Material Subsidiary’s Organizational Documents (or constitutional documents) or the provisions of any indenture, instrument or agreement to which the Borrower or any Material Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or any Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, in any such case which violation, conflict, default (creation or imposition) could reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents, except, in each case, as otherwise set forth in the Acquisition Documents and which have been obtained or made and are in full force and effect or will be obtained or made and will be in full force and effect as of the date on which the Acquisition is consummated.
     5.4 Historical Financial Statements. The December 31, 2007 financial statements of the Borrower, and its Consolidated Subsidiaries and the September 29, 2007 financial statements of the Target Group heretofore delivered to the Lenders were (in the case of the financial statements of the Target Group only, to the best knowledge of the Borrower) prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition of the Borrower and its Consolidated Subsidiaries and the Target Group, respectively, at such date and the results of their operations for the period then ended.

     5.5 Material Adverse Change. Since December 31, 2007, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.6 Taxes. The Borrower and its Material Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed in any jurisdiction and all such tax returns are true and correct in all material respects, and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or its Material Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7 Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Material Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Except for matters covered in Section 5.15, none of the Borrower or any of its Material Subsidiaries or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Laws (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any real property of the Borrower or any of its Material Subsidiaries or is in default with respect to any Requirements of Laws, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     5.8 Material Subsidiaries. Set forth on the Borrower’s most recent annual report filed with the United States Securities and Exchange Commission on Form 10-K, together with Acquisition Sub, is an accurate listing of all of the Material Subsidiaries of the Borrower. All of the issued and outstanding shares of capital stock of the Material Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.
     5.9 ERISA. Each Plan complies in all material respects with all applicable Requirements of Law and regulations. On an aggregate basis, there are no Unfunded Liabilities. No Reportable Event has occurred with respect to any Plan, none of the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan, in any such case which could reasonably be expected to have a Material Adverse Effect.
     5.10 Full Disclosure. The financial statements referred to in Section 5.4 do not (in the case of the financial statements of the Target Group only, to the best knowledge of the Borrower), nor do any other written statements furnished by the Borrower to the Administrative Agent or the Lenders in connection with the negotiation of the Loan Documents taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading as of the dates thereof.

     5.11 Title to Properties. The Borrower and each Material Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to, or valid leasehold interest in, all the real property, and has good title to all the other property, it purports to own or lease, including in each case that reflected in the most recent balance sheet referred to in Section 5.4 (in the case of the financial statements of the Target Group only, to the best knowledge of the Borrower), except in each case as sold or otherwise disposed of in the ordinary course of business. All such Property and assets are free and clear of Liens except for Liens disclosed in the notes to the financial statements referred to in Section 5.4 (in the case of the financial statements of the Target Group only, to the best knowledge of the Borrower) or otherwise permitted by this Agreement. Each lease affecting each Property of the Borrower is in full force and effect and the Borrower has no knowledge of any default that has occurred and is continuing thereunder, and each such lease constitutes the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, in each case except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.12 Patents and Trademarks. The Borrower and each Material Subsidiary owns or possesses all material patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known material conflict with the rights of others.
     5.13 No Defaults. No Default or Unmatured Default has occurred and is continuing. None of the Borrower nor any of its Subsidiaries is in default in the payment of principal or interest on any Indebtedness in excess of $150,000,000 (or the Approximate Equivalent Amount of Indebtedness denominated in a currency other than Dollars) in the aggregate or under any instrument or instruments or agreements under and subject to which such Indebtedness has been issued, no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder and the Borrower is not in violation of any term of its articles of incorporation.
     5.14 Investment Company Act. None of the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” thereof or an “affiliated person” of such affiliated person as such terms are defined in the Investment Company Act of 1940, as amended.
     5.15 Compliance with Environmental Laws. None of the Borrower nor any of its Subsidiaries has notice or knowledge of any violation of, or liability under, any applicable Federal, state, local or foreign laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, to the treatment, storage, use, handling, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation or liability could reasonably be expected to have a Material Adverse Effect. The total liability arising out of any environmental matters, if adversely determined, would not reasonably be expected to exceed a Substantial Portion.
     5.16 Regulations U and X. Margin stock (as defined in Regulations U and X) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     5.17 Contingent Obligations. Other than any liability incident to any pending litigation, arbitration or proceedings, none of the Borrower nor any Consolidated Subsidiary has material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
     5.18 Anti-Terrorism Law.
     (a) The Borrower is not and, to the knowledge of the Borrower, none of its Affiliates is, in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     (b) The Borrower is not and, to the knowledge of the Borrower, no Affiliate or broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans is, any of the following:
     (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
     (c) Neither the Borrower nor, to the knowledge of the Borrower, no broker or other agent of the Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting. The Borrower will maintain, for itself and each Consolidated Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for distribution to the Lenders:
     (a) Within 90 days (or such earlier date that is 10 days after the then-current filing deadline for the Borrower’s annual report on Form 10-K) after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.
     (b) Within 60 days (or such earlier date that is 5 days after the then-current filing deadline for the Borrower’s, quarterly report on Form 10-Q) after the close of the first three quarterly periods of each of its fiscal years, for itself and the Consolidated Subsidiaries, unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Financial Officer.
     (c) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by the Financial Officer of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
     (d) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

     (e) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
     (f) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     6.2 Use of Proceeds. The Borrower will use the proceeds of the Advances under this Agreement (and will promptly contribute such proceeds to Acquisition Sub, as the case may be) solely to (a) in the case of an Offer, finance (or backstop commercial paper (“Offer Commercial Paper”) that has been issued by the Borrower or any of its Subsidiaries the proceeds of which have been used solely to finance in whole or in part) the consideration payable by Acquisition Sub pursuant to the Offer Documents, and in the case of a Scheme, finance (or backstop commercial paper (“Scheme Commercial Paper”; together with the Offer Commercial Paper, the “Acquisition Commercial Paper”) that has been issued by the Borrower or any of its Subsidiaries the proceeds of which have been used solely to finance in whole or in part) the consideration payable by Acquisition Sub pursuant to the Scheme Documents and in each case pay fees, costs and expenses incurred in connection therewith, and (b) (i) on or after the Initial Funding Date, prepay in full any or all amounts outstanding under the Existing Indebtedness of the Target and pay fees, costs and expenses incurred in connection therewith and (ii) any other fees, costs and expenses otherwise incurred in connection with the Transaction, in an aggregate amount under this clause (b) not to exceed the Aggregate Commitments remaining after the use of proceeds pursuant to clause (a) above. None of the proceeds of the Advances shall be used in any manner which would violate or cause any Lender to be in violation of Regulations T, U or X of the Board.
     6.3 Notice of Default. The Borrower will, and will cause each of its Material Subsidiaries to, give prompt notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default.
     6.4 Corporate Existence. The Borrower will, and will cause each of its Material Subsidiaries to, do all things necessary to (a) remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and (b) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     6.5 Taxes. The Borrower will, and will cause each of its Material Subsidiaries to file all tax returns in any applicable jurisdiction in respect of, and pay when due, all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been set aside.
     6.6 Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice.
     6.7 Compliance with Laws. The Borrower will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions,

decrees or awards, to which it may be subject, which, if violated, could reasonably be expected to have a Material Adverse Effect, including, without limitation, the UK Takeover Code, the 2006 Act and each other Requirement of Law applicable to the Acquisition.
     6.8 Inspection. The Borrower will, and will cause each of its Material Subsidiaries to, permit the Administrative Agent and each Lender, by their respective representatives and Administrative Agents, to inspect any of the Properties, corporate books and financial records of the Borrower and each such Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender may designate, provided that, after the occurrence and during the continuance of a Default, the preceding references to “each Material Subsidiary” and “such Subsidiary” shall be deemed to refer to each Subsidiary of the Borrower, whether or not such Subsidiary is a Material Subsidiary.
     6.9 Sale of Assets; Merger and Consolidation. The Borrower will not, nor will it permit any Consolidated Subsidiary to, (x) sell, lease or otherwise transfer, directly or indirectly, assets which, when aggregated with all other such transfers during the term of this Agreement, would constitute more than 50% of the consolidated assets of Borrower and its Consolidated Subsidiaries as of the date of this Agreement or (y) merge or consolidate with or into or enter into any analogous reorganization or transaction with any other Person, except:
     (a) Any Consolidated Subsidiary or other corporation may merge or consolidate with the Borrower, provided that after giving effect to any such merger or consolidation, (i) the Borrower shall be the continuing or surviving corporation and (ii) no Default or Unmatured Default shall exist,
     (b) Any Consolidated Subsidiary may merge or consolidate with any other Consolidated Subsidiary,
     (c) Any other corporation may merge or consolidate with any Consolidated Subsidiary, provided that after giving effect to any such merger or consolidation, (i) the continuing or surviving corporation shall be a Consolidated Subsidiary and (ii) no Default or Unmatured Default shall exist, and
     (d) Sales, leases, transfers or other dispositions of assets by Financial Subsidiaries shall not be restricted by the provisions of this Section 6.9 and shall not count against the 50% limit set forth herein.
     6.10 Liens. The Borrower will not, nor will the Borrower permit any Consolidated Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Consolidated Subsidiary, except:
     (a) Liens existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement;

     (b) any Lien existing on any Property of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event, provided that such Lien does not extend to or cover any Property of the Borrower or any Consolidated Subsidiary;
     (c) any Lien on any Property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property, provided that such Lien attaches to such Property concurrently with or within 120 days after the acquisition thereof and such Lien does not extend to or cover any Property of the Borrower or any Consolidated Subsidiary other than the Property then being acquired;
     (d) any Lien on any Property of any other corporation existing at the time such corporation is merged or consolidated with or into the Borrower or any Consolidated Subsidiary and not created in contemplation of such event, provided that such Lien does not extend to or cover any Property of the Borrower or any Consolidated Subsidiary other than the Property of such other corporation;
     (e) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Consolidated Subsidiary and not created in contemplation of such acquisition, provided that such Lien does not extend to or cover any Property of the Borrower or any Consolidated Subsidiary other than the Property then being acquired;
     (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.10, provided that such Indebtedness is not increased and is not secured by any additional Property;
     (g) Liens incidental to the conduct of its business or the ownership of its Property which (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of its Property or materially impair the use thereof in the operation of its business;
     (h) Liens incurred in connection with the sale by the Borrower or any Subsidiary of accounts receivable, provided that such Liens do not encumber any Property other than such accounts receivable sold; and
     (i) Liens not otherwise permitted by the foregoing clauses of this Section 6.10 securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Tangible Net Worth.
     6.11 Consolidated Indebtedness to Consolidated Total Capital. The Borrower shall maintain, as of the end of each fiscal quarter, Consolidated Indebtedness of no more than 50% of Consolidated Total Capital.

     6.12 Declaration of Unconditional Offer; Limitations on Changes to Offer. In the case of an Offer, the Borrower shall not permit Acquisition Sub to:
     (a) declare the Offer unconditional (or waive the acceptance condition in the Offer Document) until Shareholder Acceptances exceed 75% of the Target shares to which the Offer relates (or such lower percentage in excess of 50% as the Administrative Agent (acting on the instructions of all the Lenders) may otherwise agree);
     (b) increase the purchase price to be paid for the Target shares specified in the Press Release without the consent of the Administrative Agent (acting on the instructions of all of the Lenders);
     (c) waive or amend or declare or treat as satisfied or decline to enforce any term or condition of the Offer or any Offer Document in any material respect in the context of the Offer, unless (A) the Required Lenders have granted written consent or (B) Acquisition Sub is required to do so by the UK Takeover Code or the UK Takeover Panel (provided that the Borrower shall cause Acquisition Sub to appeal against any such requirement if reasonably requested to do so by the Lenders) or (C) Acquisition Sub is required to do so by a court of competent jurisdiction (provided that the Borrower shall cause Acquisition Sub to appeal against any such requirement if reasonably requested to do so by the Lenders and further provided for these purposes that any condition of the court relating to its approval of the Offer shall be deemed not to impose a requirement on Acquisition Sub); and
     (d) ensure that nothing is done to oblige Acquisition Sub to make a “Mandatory Offer” under Rule 9 of the UK Takeover Code.
     6.13 Compulsory Acquisition. In the case of an Offer, the Borrower shall cause Acquisition Sub to promptly give notices under Section 979 of the 2006 Act in respect of all classes of the Target shares to which the Offer relates upon the conditions contained in the 2006 Act for the giving of those notices being satisfied and diligently pursue its rights to acquire 100% of the Target shares as promptly as practicable (subject to resolving any litigated objection in respect of such notices which may have been received by Acquisition Sub in accordance with the 2006 Act).
     6.14 Registration as Private Company. In the case of an Offer, the Borrower shall cause Acquisition Sub to arrange for the listing of the Target’s shares on the Official List of the UK Listing Authority to be cancelled and admission of the Target’s shares to trading on London Stock Exchange to be cancelled and re-register the Target as a private company as soon as reasonably practicable after becoming entitled to do so.
     6.15 Information regarding the Offer or Scheme; Conversion from Scheme to Offer.
     (a) The Borrower shall (or shall cause Acquisition Sub to) keep the Administrative Agent informed as to the status and progress of the Offer or Scheme, as applicable, and provide the Administrative Agent with such information as it may reasonably request regarding the status of the Acquisition (subject to any confidentiality, regulatory or other restrictions relating to the supply of such information). Subject to any law or applicable regulatory requirements, no publicity relating to the Lenders, the Arranger or the Loan Documents shall be issued without the prior consent of the Arranger, such consent not to be unreasonably withheld or delayed.
     (b) The Borrower shall not permit Acquisition Sub to withdraw or cause the Scheme to lapse and instead proceed with an Offer unless and until (i) Acquisition Sub shall have considered it appropriate, (ii) the Borrower and Acquisition Sub shall have obtained the prior written approval of the Administrative Agent of the terms of the Offer (such approval not to be unreasonably withheld or delayed if such Offer terms are consistent in all material respects with the terms of the Press Release approved by the Administrative Agent in connection with the Scheme, subject to such changes as may be required in order to reflect an acquisition by way of Offer rather than by way of Scheme) and (iii) the Borrower and Acquisition Sub shall have delivered to the Administrative Agent a copy of the converted Press Release on terms approved by the Administrative Agent in accordance with (ii) above prior to such withdrawal or lapse of the Scheme.
     6.16 Receiving Agent. In the case of an Offer, prior to the posting of the Offer Document, the Borrower shall (or shall cause Acquisition Sub to) deliver to the Administrative Agent a copy of the Receiving Agent Agreement duly executed by the parties thereto and in a customary market standard form and upon request from the Administrative Agent after the occurrence of the Initial Funding Date, use all reasonable endeavors to procure that such reputable receiving agent continues as registrar of the Target, or another reputable registrar is appointed as registrar of the Target.
     6.17 Anti-Terrorism Law; Anti-Money Laundering. Neither the Borrower nor any Consolidated Subsidiary shall (a) directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 5.19, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with this Section 6.15 or (b) cause or permit any of the funds of the Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
     6.18 Embargoed Person. Neither the Borrower nor any Consolidated Subsidiary shall cause or permit (a) any of the funds or properties of the Borrower that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower, with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.
     6.19 Terms of Scheme. In the case of a Scheme:
     (a) the Borrower shall not permit Acquisition Sub to increase the purchase price to be paid for the Target shares specified in the Press Release without the consent of the Administrative Agent (acting on the instructions of all of the Lenders);
     (b) the Borrower shall not permit Acquisition Sub to waive or amend or declare or treat as satisfied or decline to enforce any term or condition of the Scheme or any Scheme Document in any material respect in the context of the Scheme, unless (A) the Required Lenders have granted written consent or (B) Acquisition Sub is required to do so by the UK Takeover Code or the UK Takeover Panel (provided that the Borrower shall cause Acquisition Sub to appeal against any such requirement if reasonably requested to do so by the Lenders) or (C) Acquisition Sub is required to do so by a court of competent jurisdiction (provided that the Borrower shall cause Acquisition Sub to appeal against any such requirement if reasonably requested to do so by the Lenders and further provided for these purposes that any condition of the court relating to its approval of the Scheme shall be deemed not to impose a requirement on Acquisition Sub);
     (c) the Borrower shall cause Acquisition Sub to ensure that nothing is done to oblige Acquisition Sub to make a “Mandatory Offer” under Rule 9 of the UK Takeover Code; and
     (d) the Borrower shall cause Acquisition Sub to ensure that the Scheme Documents will contain all of the terms of the Scheme and are consistent in all material respects with the terms set out in the Press Release.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1 Any representation or warranty made or deemed made under Article V by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement or any certificate or other document delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

     7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or Note or of any Facility Fee, Ticking Fee, Drawn Facility Fee, any other fees or other obligations under any of the Loan Documents within five days after the same becomes due.
     7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.4, 6.7, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 and 6.19.
     7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3), of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.
     7.5. Failure of the Borrower or any of its Subsidiaries to pay Indebtedness in an aggregate amount equal to or greater than $150,000,000 (or the Approximate Equivalent Amount of Indebtedness denominated in a currency other than Dollars) when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, Indebtedness in such aggregate amount to become due prior to its stated maturity; or Indebtedness in such aggregate amount of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.
     7.6. The Borrower or any Material Subsidiary shall (a) have an order for relief entered with respect to it under any bankruptcy, insolvency or other similar law as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) be unable to pay, or admit in writing its inability to pay, its debts generally as they become due, suspend of threaten to suspend making payments on any of its debts or have the value of its assets be less than the value of its liabilities, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, administrator or similar official for it or any Substantial Portion of its Property, (e) institute any formal proceeding seeking an order for relief under any bankruptcy, insolvency or other similar law as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, administration, winding up, liquidation, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), arrangement, adjustment, rescheduling, compromising or composition (or analogous process in any jurisdiction) of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (g) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7. Without the application, approval or consent of the Borrower or any Material Subsidiary, a receiver, trustee, examiner, liquidator, administrator or similar official shall be appointed for the Borrower or any Material Subsidiary or any Substantial Portion of the Property of any such Person, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any Material Subsidiary and (x) solely with respect to the Borrower and each Material Subsidiary not organized under the laws of England and Wales, such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days and (y) solely with respect to each Material Subsidiary organized under the laws of England and Wales, such proceedings are not frivolous or vexatious and remain undischarged, unstayed or un dismissed for a period of 14 days from commencement of such proceedings.
     7.8. Any court, government or governmental agency shall condemn, seize, expropriate or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrower or any Material Subsidiary which, when taken together with all other Property of the Borrower and its Material Subsidiaries so condemned, seized, expropriated, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.
     7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 (or the Approximate Equivalent Amount thereof denominated in a currency other than Dollars), which is not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate of $25,000,000 (or the Approximate Equivalent Amount thereof denominated in a currency other than Dollars), or any Reportable Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.
     7.11. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or proceedings pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or to any violation of any federal, state or local environmental, health or safety law or regulation, which if adversely determined could reasonably be expected to result in total liability to the Borrower or any of its Subsidiaries, in the aggregate, in excess of a Substantial Portion.
     7.12. Subject to the Reservations, any Transaction Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations or under the Transaction Documents.
     7.13 There shall have occurred a Change of Control.
     7.14 Any applicable law renders the activities of the Borrower, the Acquisition, the Loans hereunder or any other transaction contemplated by the Transaction Documents, illegal.
     Notwithstanding the foregoing, during the period from the date of the Initial Funding Date or the Initial Backstop Date, as applicable, through the date that is 60 days after the Initial Funding Date or the Initial Backstop Date, as applicable, (such period, the “Clean Up Period”), any matter or circumstance that existed at the Initial Funding Date or the Initial Backstop Date, as applicable, in respect of the Target Group which would constitute a breach of representation or warranties or breach of undertaking or constitute a Default or an Unmatured Default and which (i) is capable of remedy before the end of the Clean Up Period and reasonable steps are being taken to remedy it; (ii) has not been procured by or approved by the Borrower or Acquisition Sub; (iii) does not exist at the end of the Clean Up Period; and (iv) does not have a Material Adverse Effect, shall be deemed not to give rise to such a breach under this Article VII, and (unless it gives rise to a failure to meet any applicable condition precedent) shall not prevent any extensions of credit under Section 4.2 hereof, provided further that if any such circumstances are continuing at the end of the Clean Up Period, there shall then be a breach of the applicable representation or warranty or undertaking or Default or Unmatured Default, as the case may be.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration. Subject to Section 2.22, if any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower or any of its Material Subsidiaries incorporated in the United States, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations of the Borrower shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which the Borrower hereby expressly waives) or any other election or action on the part of the Administrative Agent or any Lender. Subject to Section 2.22, if any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations of the Borrower to be due and payable, or both, in either case upon written notice to the Borrower, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby expressly waives.
     If the Required Lenders (in their sole discretion) shall so direct, within 30 days after acceleration of the maturity of any or all of the Obligations or termination of the obligations of the Lenders to make Loans to the Borrower hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower or any of its Material Subsidiaries) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of Sections 8.2(b), (d), (e), (f), (g), (h) and (i) all of the Lenders):
     (a) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or change the form or currency of payment of any Obligation (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (a)).
     (b) Reduce the percentage specified in the definition of Required Lenders.
     (c) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.1.4 and Sections 2.7(b) and (c), or increase the amount of the Commitment of any Lender hereunder (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender).
     (d) Permit the Borrower to assign its rights under this Agreement.
     (e) Amend or modify Section 8.1, this Section 8.2 or Section 12.1 or 12.2.
     (f) Change Sections 2.1.4 or 2.10 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders, including the requirements of Sections 2.1.4 and 2.10, without the written consent of each Lender directly affected thereby;
     (g) Subordinate the Obligations to any other obligation;
     (h) change or waive any provision of Article XI as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent.
The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.
     8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan to the Borrower notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX
RESERVED
ARTICLE X
GENERAL PROVISIONS
     10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
     10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     10.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     10.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.13.
     10.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     10.6 Expenses; Indemnification.
     (a) The Borrower agrees to reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees, disbursements and time-charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent, and all documentary and similar taxes and charges in respect of the Loan Documents) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication (including the obtaining and maintaining of CUSIP numbers for the Loans), distribution (including, without limitation, via the internet), review, amendment, modification, amendment and restatement, or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees, disbursements and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents or any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or any insolvency or bankruptcy proceedings in respect of the Borrower. Expenses being reimbursed by the Borrower under this Section 10.6 include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time the Arranger may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Arranger from information furnished to it by or on behalf of the Borrower, after the Arranger has exercised its rights of inspection pursuant to this Agreement.
     (b) The Borrower hereby further agrees to indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or any of their respective affiliates is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification and except as provided in Section 3.5. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.
     (c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.6, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or related party seeking indemnification, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such.
     (d) To the fullest extent permitted by applicable law, neither the Borrower nor any of its Subsidiaries shall assert, and each hereby waives, any claim against any of the Administrative Agent, the Arranger, any Lender or any of their respective Affiliates, agents or officers, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
     10.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     10.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are not consolidated on the Borrower’s financial statements.
     10.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     10.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     10.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 13.4 and (h) to rating agencies if requested or required by such agency in connection with a rating relating to the Advances hereunder.
     10.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Loans provided for herein.
     10.13 Disclosure. The Borrower and each Lender hereby acknowledge and agree that the Arranger and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     10.14 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
     10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
ARTICLE XI
THE ADMINISTRATIVE AGENT
     11.1 Appointment; Nature of Relationship. UBS AG, Stamford Bank, is hereby appointed by each of the Lenders as its contractual representative, therein referred to as the “Administrative Agent” hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “Secured Party” as defined in the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other party to this Agreement shall have rights as a third party beneficiary of any of such provisions.
     11.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     11.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non- appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person. Without limiting the generality of the foregoing, Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Administrative Agent or any of its Affiliates in any capacity.
     11.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any Advance hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     11.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     11.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     11.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     11.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.
     11.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
     11.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
     11.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     11.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     11.13 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to the Fee Letter, or as otherwise agreed from time to time.
     11.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, Administrative Agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.
     11.15 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arranger, Sole Book Running Manager, Documentation Agent or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

ARTICLE XII
SETOFF; RATABLE PAYMENTS
     12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default shall have occurred and be continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender other than Indebtedness comprised of Loans made by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of the Loans.
ARTICLE XIII
BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS
     13.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 13.3 and (c) any transfer by Participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2. The parties to this Agreement acknowledge that clause (b) of this Section 13.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement, any Loan and any Note to a Federal Reserve

Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement, any Loan and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     13.2 Participations.
          13.2.1 Permitted Participants; Effect. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
          13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver specified in Sections 8.2(a) through (i) with respect to any Loan or Commitment in which such Participant has an interest.
          13.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of

Sections 3.1, 3.2, 3.4, 3.5, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (a) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (b) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5(d) to the same extent as if it were a Lender.
     13.3 Assignments.
          13.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by UBSS, each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000 (or the Approximate Equivalent Amount thereof in the case of assignments of commitments and for Loans in an Agreed Currency other than Dollars); provided, that the foregoing consent of the Borrower shall not be required if a Default has occurred and is continuing. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
          13.3.2 Consents. Except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger, the consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender. Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.
          13.3.3 Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an executed Assignment and Assumption, together with any consents required by Sections 13.3.1 and 13.3.2, , (b) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent) and (c) the delivery by the Purchaser (other than a Purchaser that is a Lender) to the Administrative Agent of an Administrative Questionnaire, such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
          13.3.4 Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.
     13.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.
     13.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIV
NOTICES
     14.1 Notices. Except as otherwise permitted by Section 2.12 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 14.1 and confirmation of receipt is received, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (z) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section 14.1; provided that notices to the Administrative Agent under Article II shall not be effective until received.
     14.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement
ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     16.1 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     16.2 CONSENT TO JURISDICTION.
     (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK CITY, NEW YORK.
     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 16.2(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 14.1. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
     (c) Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 11.1. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
     16.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

Borrower:

ILLINOIS TOOL WORKS INC.

By:	/s/ Ronald D. Kropp

Title:	Ronald D. Kropp
Senior Vice President & CFO

By:	/s/ Felix L. Rodriguez, Jr.

Title:	Felix L. Rodriguez, Jr.
Vice President & Treasurer

Address:	3600 West Lake Avenue
Glenview, IL 60025-5811
Attention:	Felix Rodriguez
Title:	Vice President and Treasurer
Telephone:	(847)657-4161
Facsimile:	(847)657-6458
364-Day Credit Agreement

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director

By:	/s/ David B. Julie

Name:	David B. Julie
Title:	Associate Director

Address:	UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention:	BPS Agency Dept / Tara Cimbrello
Telephone:	(203) 719-6130
Facsimile:	(203) 719-3180
Email:	DL-UBSAgency@ubs.com

With a copy to:

Address:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Christopher Plaut, Esq.
Facsimile:	(212) 751-4864
Email:	christopher.plaut@lw.com
364-Day Credit Agreement

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Mary E. Evans

Name:	Mary E. Evans
Title:	Associate Director

Address:	UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention:	BPS Agency Dept / Tara Cimbrello
Telephone:	(203) 719-6130
Facsimile:	(203) 719-3180
Email:	DL-UBSAgency@ubs.com

With a copy to:

Address:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Christopher Plaut, Esq.
Facsimile:	(212) 751-4864
Email:	christopher.plaut@lw.com
364-Day Credit Agreement

SCHEDULE I
PAYMENT OFFICES OF THE ADMINISTRATIVE AGENT*

Currency	Payment Office

Sterling	To: UBS AG Frankfurt
Swift: UBSWDEFF
In favor of UBS AG Stamford
Swift: UBSWUS33
For account number: 0230.79169.23J
IBAN Nr.: DE03501306002307916923
Attn: Banking Products Services
Ref: Illinois Tool Works

Payment Offices are to be designated by Administrative Agent at time of borrowing or payment.

*	Accounts to be provided before payments made
Schedule I-1

SCHEDULE II

Lenders’ Commitments

Lender	Commitment
UBS LOAN FINANCE LLC	£1,350,000,000.00

TOTAL	£1,350,000,000.00
Schedule II-2

EXHIBIT A
[Form of]
TERM NOTE

[$][£][ ]	New York, New York
[ ], 2008
     FOR VALUE RECEIVED, the undersigned, Illinois Tool Works Inc. (the “Borrower”), hereby promises to pay to the order of [ ] (the “Lender”) on the Termination Date (as defined in the Credit Agreement referred to below) in [lawful currency of the United States of America] [the lawful currency of the United Kingdom of Great Britain and Northern Ireland] and in immediately available funds, the principal amount of [ ] [DOLLARS] [POUNDS] ([$][£][ ]), or, if less, the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. The Borrower further agrees to pay interest in like money at the Payment Office specified in Section 2.10 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Article II of the Credit Agreement.
     The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.2.4 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
     This Note is one of the Notes referred to in the 364-Day Credit Agreement, dated as of May [   ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined in the Credit Agreement that are used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement), by and among the Borrower, the Lenders from time to time party thereto, and UBS AG, Stamford Branch, as Administrative Agent, and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.
     This Note is guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of the nature and extent of the guarantee, the terms and conditions upon which the guarantee was granted and the rights of the holder of this Note in respect thereof.
     Upon the occurrence of any one or more of the Defaults specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly provided to the contrary in the Credit Agreement.
     THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
[Signature Page Follows]

ILLINOIS TOOL WORKS INC.

By:

Name:
Title:

EXHIBIT B
[Form of]
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate of [identify Lender]]

3. Borrower:	Illinois Tool Works Inc. (the “Borrower”)

4. Administrative Agent:	UBS AG, STAMFORD BRANCH, as Administrative Agent

5. Credit Agreement:	364-Day Credit Agreement, dated as of May [ ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

6.   Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/	Percentage Assigned of
Bridge Facility	all Lenders	Loans Assigned	Commitment/Loans
Loans	[$][£]	[$][£]	%

Effective Date:                           , 200
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:
[ILLINOIS TOOL WORKS INC.

By:

Name:
Title: ][l]

[UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:

Name:
Title:][2]

By:

Name:
Title:][3]

[1]	Consent shall not be required if a Default has occurred and is continuing.

[2]	Consent shall not be required if the Assignee is an Approved Fund.

[3]	Consent shall not be required if the Assignee is an Approved Fund.

ANNEX 1 to Assignment and Assumption
364-DAY CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance, hypothec or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Purchaser under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.4 and 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit E to the Credit Agreement, (vi) unless waived by the Administrative Agent pursuant to Section 13.3 of the Credit Agreement, the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.5 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C
[Form of]
COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement described below
This Compliance Certificate dated as of [   ], [   ] (“Compliance Certificate”) is furnished pursuant to that certain 364-Day Credit Agreement dated as of May [ ], 2008 among Illinois Tool Works Inc. (the “Borrower”), the Lenders from time to time party thereto, and UBS AG, Stamford Branch, as Administrative Agent (as the same may be amended, restated, amended and restated or otherwise modified and in effect from time to time, the “Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected or appointed [FINANCIAL OFFICER] of the Borrower;
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements;
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and
4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Section 6.11 of the Agreement for the quarter ended [ ], all of which data and computations are true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

[Signature Page Follows]

C-1

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 200_.

ILLINOIS TOOL WORKS INC.

By:

Name:
Title:

C-2

EXHIBIT D
[Form of]
BORROWING REQUEST
UBS AG, Stamford Branch,
as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut 06901
Re:
[   ], 200_
Ladies and Gentlemen:
     Reference is made to the 364-Day Credit Agreement, dated as of May [ ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement), by and among Illinois Tool Works Inc. (the “Borrower”), the Lenders from time to time party thereto, and UBS AG, Stamford Branch, as Administrative Agent. Illinois Tool Works Inc., as Borrower, hereby gives you notice pursuant to Section 2.2.3 of the Credit Agreement that it requests an Advance under the Credit Agreement, and in that connection sets forth below the terms on which such Advance is requested to be made:

(A) Purpose

(B) Principal amount of Advance[1]

(C) Date of Advance (which is a Business Day)

(D) Type of Advance	[ABR Loan] [Eurodollar Loan][2]

(E) Agreed Currency

(F) Interest Period and the last day thereof[3]

[1]	Each Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars); provided, however, that any Advance may only be in the amount of the unused Aggregate Commitment.

[2]	Any advance denominated in Sterling must be a Eurodollar Advance.

[3]	Subject to the definition of “Interest Period” in the Credit Agreement.

(G) Funds are requested to be disbursed to the Borrower’s account with [  ]
     The Borrower hereby represents and warrants that the conditions to lending specified in [Section 4.2] [Section 4.3] of the Credit Agreement are satisfied as of the date hereof.
[Signature Page Follows]

     Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

ILLINOIS TOOL WORKS INC.

By:

Name:
Title:

EXHIBIT E
[Form of]
ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE—[_]

Lending Institution:

Name for Signature Pages:

Will sign Credit Agreement:
☐
Will come via Assignment:
☐ Number of Days post-closing:

Name for Signature Blocks:

Name for Publicity:

Address:

Main Telephone:

Telex No./Answer back:

CONTACT-Credit Name:

Address:

Telephone:

Fax:

CONTACT-Operations Name:

Address:

Telephone:

Fax:

PAYMENT INSTRUCTIONS

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

For further credit:

Account No.:

Attention:

Reference:

E-1

UBS AG, STAMFORD BRANCH, ADMINISTRATIVE DETAILS

UBS AG, Stamford Branch	Account Administrator	Secondary Contact
677 Washington Boulevard	Attn: [ ]	Attn: [ ]
Stamford, Connecticut 06901	Tel: [ ]	Tel: [ ]
Main Telephone: (203) 719- 3000	Fax: [ ]	Fax:[ ]

Wire Instructions:	The Administrative Agent’s wire instructions will be disclosed at the time of closing.

E-2

EXHIBIT F
[Form of]
CONVERSION/CONTINUATION NOTICE
UBS AG, Stamford Branch,
as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut 06901
[   ], 200_
Ladies and Gentlemen:
     Reference is made to the 364-Day Credit Agreement, dated as of May [ ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement), by and among Illinois Tool Works Inc. (the “Borrower”), the Lenders from time to time party thereto, and UBS AG, Stamford Branch, as Administrative Agent. Borrower hereby requests that on [                    ] (the “Interest Election Date”),
     1. $ [                     ] of the presently outstanding principal amount of the Loans originally made on [                     ],
     2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],
     3. be [converted into] [continued as],
     4. [Eurodollar Loans having an Interest Period of [one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders)], as the Borrower may elect] [ABR Loans].
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.2.4 of the Credit Agreement);
     (b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
     (c) the conditions to Advances specified in [Section 4.2][Section 4.3] of the Credit Agreement are satisfied as of the date hereof.
[Signature Page Follows]

F-1

     Borrower has caused this Conversion/Continuation to be executed and delivered by its duly authorized officer as of the date first written above.

ILLINOIS TOOL WORKS INC.

By:

Name:
Title:

F-2

EXECUTION VERSION
UBS AG, STAMFORD BRANCH
677 Washington Boulevard
Stamford. CT 06901
May 8, 2008

To:	ILLINOIS TOOL WORKS INC.
3600 West Lake Avenue
Glenview, IL 60025-5811

Attention:	Felix L. Rodriguez, Jr.
Vice President & Treasurer

Re: Conditions Precedent Satisfaction Letter
Dear Sir,
We refer to the 364-day credit agreement dated as of May 8, 2008, by, among others, Illinois Tool Works Inc. (as Borrower), the several banks, financial institutions and other entities from time to time parties thereto (as the Lenders) and UBS AG, Stamford Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (the “Loan Agreement”). Terms defined in the Loan Agreement have the same meaning when used in this letter unless a contrary indication appears herein.
We are pleased to confirm to you that:
(a) we have received all of the documents required to be delivered under Section 4.1 (Effectiveness) of the Loan Agreement in form and substance satisfactory to us in our capacity as Administrative Agent;
and
(b) for the purposes of Section 4.1 (Effectiveness) of the Loan Agreement, the
Effective Date is today.
This letter shall be governed by and construed in accordance with laws of the State of New York.

Very truly yours,

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director

By:	/s/ David B. Julie

Name:	David B. Julie
Title:	Associate Director
Conditions Precedent Satisfaction Letter